EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

by and among

BERGIO INTERNATIONAL, INC.,

GEAR BUBBLE TECH, INC.,

GEARBUBBLE, INC.,

DONALD WILSON

and

THE EQUITY RECIPIENTS

Dated as of July 1, 2021

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 1, 2021, is by and among: (i) Bergio International, Inc., a publicly traded Wyoming corporation (“Parent”); (ii) GEAR BUBBLE TECH, INC., a Wyoming corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); (iii) Gearbubble, Inc., a Nevada corporation (the “Company”); Donald Wilson (the “Shareholder”) and the Equity Recipients (as defined below).

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of the Company with and into Merger Sub (the “Merger”);

WHEREAS, Merger Sub will be the surviving corporation of the Merger (the “Surviving Corporation”), owned 49% by the Company Stockholders (as defined below) and 51% by Parent, all in accordance with the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Chapter 92A of the Nevada Revised Statutes (the “NRS”) and Article 11 of the Wyoming Business Corporation Act (the “WBCA”);

WHEREAS, the boards of directors of Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective companies and their respective stockholders or members, and have approved this Agreement and the Merger provided for in this Agreement upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and the Company intend that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement be, and hereby be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing Recitals and the respective covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties to this Agreement agree as follows:

DEFINITIONS

DefinitionsIn addition to as otherwise defined herein, for all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Accredited Investor” has the meaning set forth in Rule 501 under the Securities Act.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“BRGO Incentive Common Share Fair Market Value” shall mean the average closing bid price per share of Parent Stock for the ten (10) consecutive trading day period ending on and including the date as of which such value is being determined, as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Parent Stock occurring after the date hereof.

“BRGO Incentive Equity Consideration” means the number of shares of BRGO Incentive Common Shares to which the Company Stockholders may become entitled in accordance with the terms and conditions of Section 2.5 of the Agreement.

“Cash Consideration” means $3,162,000.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Class A Common Stock” means the Class A Common Stock, no par value, of the Company.

“Company Class B Common Stock” means the Class B Common Stock, no par value, of the Company.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Stockholder” means any holder of Company Common Stock as of immediately prior to the Effective Time.

“Conditions Precedent” means the conditions which must be satisfied or waived prior to closing set forth in Article X of this Agreement.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, arrangement, understanding, permit, concession, franchise, instrument or other agreement.

“Current Liabilities” means all current liabilities of the Company incurred in the ordinary course of business (including, for the avoidance of doubt, all liabilities in respect of accrued vacation or paid time-off relating to employees of the Company, as well as the employer portion of any payroll or employment taxes arising therefrom, and tax liabilities accrued but not yet due and payable), but excluding any liabilities arising in connection with the transactions contemplated by this Agreement, capital lease obligations, long-term leases, the current portion of long-term liabilities, and any liabilities incurred other than in the ordinary course of business; provided, however, that Current Liabilities shall also include any Liabilities arising from or related to matters disclosed in the Disclosure Schedule or described directly in the Company’s representations and warranties in Article VI.

“Dissenting Shares” means any shares of Company Common Stock held by a Company Stockholder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the NRS or other similar rights (if any) under applicable Regulations.

“Equity Recipients” means the persons listed on Schedule A hereto.

“ESOP” means any employee stock ownership plan which is offered to employees of BRGO or any of its subsidiaries from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“Final Installment Payments” means the final four payments of the Per Share Monthly Installment Cash Consideration payable pursuant to Section 2.4(b) on all shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Indemnification Escrow Amount” means $309,866.68, which the Parties agree is the amount in cash equal to the total amount in cash payable in connection with the Final Installment Payments.

“Intellectual Property” means all intellectual property owned by the Company and used in the operation of GEAR BUBBLE, including, without limitation, all U.S. and non-U.S. patents, patent applications,

patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation.  Parent shall be deemed to have “Knowledge” of a matter if any of its officers, directors or employees has Knowledge of such matter.

“Law” means all U.S. or non-U.S. international, national, federal, provincial state or local treaty, law, rule, regulation, order, decree, judgment, code, ordinance, common law or custom with the force of law.

“Legal Proceeding” means any pending or, to the Knowledge of the Company, threatened claim action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations of such Person.

“Merger Consideration” means the Cash Consideration and the Transfer Shares.

“Merger Sub Common Stock” means common stock, par value $0.0001 per share, of Merger Sub.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Organizational Documents” means with respect to any entity, such entity’s Articles of Incorporation, Bylaws, Shareholder Agreement, or any other agreement governing the operations of such entity or the rights and obligations of its shareholders, members, partners, directors, officers, or managers.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures, unincorporated associations, and other entities, governments, agencies and political subdivisions.

“Parent Stock” means common stock of Parent.

“Party” and “Parties” include all of the signers of this Agreement (Parent, Merger Sub, the Company, the Shareholder and the Equity Recipients) as set forth in the preamble.

“Per Share BRGO Incentive Equity Consideration” means the quotient of (a) the BRGO Incentive Equity Consideration divided by (b) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Per Share Cash Consideration” means the quotient of (a) the Cash Consideration divided by (b) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Per Share Closing Cash Consideration” means the quotient of (a) $2,000,000 divided by (b) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Per Share Monthly Installment Cash Consideration” means the quotient of (a) $77,466.67 divided by (b) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Principal Market” means the OTC Markets.

“Representative” means any Person’s shareholders, members, partners, directors, officers, managers, employees, contractors, and agents.

“Requisite Vote” means the written consent or affirmative vote of a majority of the voting power of the stockholders.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (i) being a member of an affiliated, consolidated, combined, unitary or similar group for any period, (ii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person, (iii) being liable for another Person’s taxes as a transferee or successor otherwise for any period, or (iv) operation of Law.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Date” means July 15, 2021.

“Transaction Documents” means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“U.S.” means the United States of America.

THE MERGER

The MergerIn accordance with the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company and Merger Sub will consummate the Merger in accordance with the NRS and WBCA, under which (i) the Company will be merged with and into Merger Sub and the separate corporate existence of the Company will thereupon cease; (ii) Merger Sub will be the successor or surviving corporation in the Merger, governed by the laws of the State of Wyoming; (iii) the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger; and (iv) Merger Sub will succeed to and assume all the rights and obligations of the Company. The Merger will have the effects set forth in the applicable provisions of the NRS and WBCA.

Concurrently with the Closing on the Closing Date, the parties will file (i) Articles of Merger in the form attached hereto as Exhibit 1 (the “NV Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and (ii) Articles of Merger in the form attached hereto as Exhibit 2 (the “WY Articles of Merger” and, together with the NV Articles of Merger, the “Articles of Merger”) with the Secretary of State of the State of Wyoming in accordance with the relevant provisions of the

WBCA. The Merger will become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”).

At the Effective Time, and without any further action on the part of the Company or Merger Sub:

the articles of incorporation of Merger Sub will remain unchanged and, in such form, such articles of incorporation will be the articles of incorporation of the Surviving Corporation until later amended as provided therein or by applicable Law;

the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will remain unchanged and, in such form, such bylaws will be the bylaws of the Surviving Corporation until later amended as provided therein or by applicable Law;

the directors and officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors will have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws; and

the Merger will, from and after the Effective Time, have all of the effects provided by the NRS and WBCA and applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Subsequent ActionsIf at any time after the Effective Time the Surviving Corporation will determine, in its sole discretion, or will be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or any of its subsidiaries, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Conversion of Securities in the Merger

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and Treasury Shares) held by a Company Stockholder will be cancelled and extinguished and will be converted automatically into the right to receive (i) the Per Share Cash Consideration (in such amounts and at such times as specified in this Agreement), plus (ii) the Per Share BRGO Incentive Equity Consideration (solely to the extent any BRGO Incentive Equity Consideration is issued to the Company Stockholders in accordance with this Agreement).

Each issued and outstanding share of Company Common Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub (collectively, “Treasury Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Cash Consideration. The Per Share Cash Consideration shall be delivered by Parent to the Company Stockholders as follows: a) the Per Share Closing Cash Consideration shall be delivered within one Business Day of the Closing Date, b) a per share amount equal to the Per Share Monthly Installment Cash Consideration shall be delivered monthly, beginning 60 days following the Closing and continuing each month for the remaining 14 months. Notwithstanding the foregoing, any amounts that may be recovered by Parent or Merger Sub from the Indemnification Escrow Amount will be recovered by an offset against the Final Installment Payments.

BRGO Incentive Equity Consideration. If the Surviving Corporation meets the revenue and net income benchmarks set forth on Schedule B herein (“Revenue and Net Income Benchmarks”), Parent will issue to the Company Stockholders the number of shares of Parent Stock (the “BRGO Incentive Common Shares”) specified on Schedule B. If the Surviving Corporation satisfies the Revenue and Net Income Benchmarks for Year One, Year Two, or Year Three (each as defined in Schedule A), then in each case Parent will issue the applicable number of shares of BRGO Incentive Common Shares within 30 days of the end of Year One, Year Two, or Year Three, respectively.  Parent and Merger Sub agree not to take any actions that would prevent the achievement by Surviving Corporation of the Revenue and Net Income Benchmarks.  For avoidance of doubt, the Merger Consideration is not subject to reduction, set off, refund or clawback, even if the Surviving Corporation does not meet the Revenue and Net Income Benchmarks set forth in on Schedule B herein.

No Further Ownership Rights in Company Common Stock. At and after the Effective Time, each holder of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time will cease to have any rights as a holder of securities of the Company, except for the right of a Company Stockholder to the consideration payable in respect of such Company Common Stock under this Agreement. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock outstanding immediately prior to the Effective Time.

Fractional SharesNotwithstanding any other provision hereof, no fractional shares of Parent Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued pursuant to this Agreement.  In lieu of any fractional shares to which any Company Stockholder would otherwise be entitled, the number of shares of Parent Stock to be issued shall be rounded down to the nearest whole share.  Any shares of Parent Stock comprising the BRGO Incentive Equity Consideration that are not allocated to the Company Stockholders by reason of the operation of this Section 2.7 shall be cancelled and returned to Parent.

SHARE TRANSFER

Share TransferWithin one Business Day of the Closing Date, subject to the satisfaction or waiver of all Conditions Precedent, Parent shall transfer 49,000 shares of the Merger Sub Common Stock (the “Transfer Shares”) to the Equity Recipients, in each case in the amounts set forth in Schedule A. Certificates will not be issued for the Transfer Shares, which shall be held in book entry format, and Parent’s filing of an 8-K evidencing the transfer of the Transfer Shares to the Equity Recipients, shall document such issuance or transfer, without the need of any further act by any Party. Notwithstanding the foregoing, at Parent’s request, the Company shall promptly execute one or more further agreements to the extent Parent reasonably deems such execution necessary or appropriate to effectuate the intent of this Agreement.

Ownership of Surviving CorporationAs a result of the conversions contemplated by Article II and the transfers contemplated by this Article III, the Surviving Corporation will be owned 49% by the Company Stockholders and 51% by Parent as of immediately following the Effective Time.

CLOSING

The ClosingThe transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely, by an exchange of counter-signed documents, at a time and date to be specified by the Parties, which shall be no later than second (2nd) Business Day following the satisfaction or waiver of the Conditions Precedent, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree.  The date and time of the Closing is referred to herein as the “Closing Date.”

SHARE TRANSFER RESTRICTIONS

The Company, the Shareholder and the Equity Recipients acknowledge their understanding that the Transfer Shares and BRGO Incentive Common Shares, as applicable, shall be subject to the following restrictions affecting the transfer of the Transfer Shares and BRGO Incentive Common Shares (the “Transfer Restrictions”):

First Refusal Right; Put RightAt the Closing, the Equity Recipients will grant Parent the right of first refusal (the “First Refusal Right”) to purchase the Transfer Shares for cash. The aggregate cash price for the

Transfer Shares shall equal (i) the average of a minimum of two (2) and a maximum of three (3) independent valuations of Merger Sub, each as of the date when Parent notifies the Equity Recipients of its intent to exercise the First Refusal Right, and each of which shall be undertaken by an independent valuation firm (to be identified by Parent and mutually acceptable to the Equity Recipients), multiplied by (ii) 49%.  If the First Refusal Right has not been exercised and the Equity Recipients have not otherwise had a liquidity event with respect to the Merger Sub prior to such date, each Equity Recipient will have a one-time put right (the “Put Right”) that, if elected by such Equity Recipient, would obligate Parent to buy the Transfer Shares held by such Equity Recipient for cash at a price per Transfer Share based upon the independent fair market valuation per share as determined by an independent valuation firm (chosen in the same manner as set forth in the prior sentence).

First Refusal Right Period; Put Right PeriodThe First Refusal Right may be exercised by Parent at any time during the period beginning on the date of the Closing and ending on the date which is eighteen (18) months following such date (“First Refusal Right Period”), and in the event of Parent’s exercise of the First Refusal Right, Parent shall pay the cost of such independent valuations therefor. The Put Right may be exercised by each Equity Recipient one time, beginning eighteen (18) months following the Closing and ending no later than the three (3) year anniversary of the Closing (“Put Right Period”), and in the event of the Equity Recipients’ exercise of  the Put Right, the exercising Equity Recipients  shall pay the cost of such independent valuations therefor.

Additional Transfer Restrictions During the First Refusal Right PeriodIn order to ensure that the Transfer Shares remain available for Parent’s purchase during the First Refusal Right Period, the Equity Recipients may not, without the prior knowledge and written consent of Parent, (a) sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly to any party other than another Equity Recipient, the Transfer Shares held thereby, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any of the Transfer Shares, or (b) enter into any swap or other arrangement that transfers to anyone other than an Equity Recipient, in whole or in part, any of the economic benefits or consequences of ownership of the Transfer Shares held thereby, whether any such transaction is to be settled by delivery of such securities, or otherwise.

Legal RestrictionsThe Transfer Shares have not been registered under the Securities Act or any state securities law or “blue sky” law. Under no circumstances may any holder of Transfer Shares transfer the Transfer Shares in a manner inconsistent with the Securities Act, Securities Exchange Act, any state securities or “blue sky” Law, or other Law applicable to the Transfer Shares.

Stock LegendsThe Transfer Shares and the BRGO Incentive Common Shares will initially be held in book entry format, and evidenced by an 8-K filed by Parent, and as evidenced by the Equity Recipients being named in Parent’s subsequent SEC filings.  If certificates are later issued to the Equity Recipients in the future, any certificates representing the Transfer Shares or the BRGO Incentive Common Shares may bear any and all restrictive legends Parent or Merger Sub deems necessary to properly communicate to holders of the Transfer Shares or the BRGO Incentive Common Shares, the transfer restrictions described in this Agreement or required by any Law.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Merger Sub as follows, except as set forth on the Disclosure Schedule attached as Exhibit 3 to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article VI, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article VI only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

Organization and QualificationThe Company is a corporation  duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite authority and power, licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which it conducts business.

Authority

The Company has all requisite authority and power (corporate and other), licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents, and to perform its obligations and consummate the transactions contemplated by this Agreement and the other Transaction Documents.  The Company’s execution and delivery of this Agreement and the other Transaction Documents and the Company’s performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Shareholder.  The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby, except to the extent Company has already done so. This Agreement and the Transaction Documents to which the Company is a party have been duly and validly authorized and approved, executed and delivered by the Company.

Company’s Organizational Documents and Financial StatementsThe Company’s Organizational Documents are true and correct and represent the entirety of the agreements applicable to the Company’s corporate governance. The Shareholder constitutes the entirety of the Persons having an ownership interest, economic interest, voting interest or beneficial interest in Company, and no other Person has the right to acquire such an interest, whether through a warrant, option, convertible debenture or bond, Contract or otherwise. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional units or other equity interests in, or any security convertible or exercisable for or exchangeable into any unit of or other equity interest in, the Company, or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to the Shareholder. There are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any of the Shareholder’s rights or interests in the Company.  The Company’s income statements and statements of cash flows for the fiscal years ending December 31, 2018 and December 31, 2019, and December 31, 2020 will be prepared on a cash basis and such financial statements fairly represent Company’s financial condition at that time and the results of its operations for that period.

Binding ObligationsThis Agreement and each of the Transaction Documents constitute the legal, valid and binding obligations of the Company and the Shareholder enforceable against them in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

No ConflictsThe execution and delivery of this Agreement and the other Transaction Documents, and the consummation and performance by the Company of the transactions contemplated this Agreement and the other Transaction Documents will not, directly or indirectly: (a) contravene, conflict with, or result in a violation of any provision of the Company’s Organizational Documents, (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree applicable to the Company or the Shareholder, or by which the Company or the Shareholder, or any of its respective assets and properties are bound or affected, (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights appurtenant to the material assets of the Company, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the material assets of the Company under, any note, bond, mortgage, indenture, Contract, license, permit, franchise or other instrument or obligation with respect to the material assets of the Company; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights with respect to the material assets of the Company.

Required VoteThe board of directors of the Company has, before the execution of this Agreement, (a) unanimously adopted, approved and declared advisable this Agreement, (b) determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Stockholders, (c) resolved to recommend and has recommended the approval and adoption of this Agreement, the Merger, the Transaction Documents and the other transactions contemplated by this Agreement and each such Transaction Document to the Company’s shareholders and (d) directed that this Agreement, the Merger, the Transaction Documents and the other transactions contemplated by this Agreement and each Transaction

Document be submitted to the Company stockholders for approval. The Requisite Vote is the only vote, approval or other corporate action of the Company stockholders necessary for the Company to approve, authorize and adopt this Agreement, the Merger, the Transaction Documents and the other transactions contemplated by this Agreement and each such Transaction Document and to consummate the Merger and the other transactions contemplated by this Agreement and each Transaction Document.

SolvencyThe Company is not insolvent and is able to meet all of its payment obligations as they come due. The fair market value of the Company’s assets exceed the fair market value of its obligations, whether contingent or otherwise. As of the Effective Time, the Company will have no Liabilities (whether accrued, absolute, contingent or otherwise) except for Current Liabilities. The Company has not guaranteed or otherwise agreed to cause, insure or become liable for, and the Company has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

No Brokers or FindersNo agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any agreement, action or commitment of the Company or any of its Affiliates to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Title to Acquired AssetsThe Company holds good and merchantable title to the assets of the Company, subject only to the Current Liabilities, and free and clear of all Liens other than (a) any restriction on transfer arising under applicable securities laws; (b) liens for Taxes not yet due and payable; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business of the Company, and (d) non-exclusive licenses of Intellectual Property granted in the ordinary course of business. On the Closing Date, the Surviving Corporation shall have, good and merchantable title to the assets of the Company, free and clear of all Liens other than Liens created or granted by Merger Sub.  Upon consummation of the transactions contemplated by this Agreement, Merger Sub will not be required to obtain any other asset or License or consent of any Person to use, alienate and encumber the assets of the Company as the Surviving Corporation, in its sole discretion, desires.

Intellectual PropertyWithout limiting the generality of the foregoing: (a) the Company is the sole owner of all Intellectual Property necessary to operate the business of the Company as presently conducted (the “Business”), and has the exclusive right to use, all patents, trademark registrations, trade secrets and copyrights that are part of the necessary to operate the Business; (b) no patents, trademarks or copyrights relating to the Business have been abandoned or cancelled, or are the subject of any invalidation, opposition or cancellation proceeding, and each is in full force and effect; (c)  the Company has not granted or licensed to any Person, any rights with respect to the Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business; (d) the Company’s Intellectual Property is sufficient for the operation of the Business; (e) the Company’s Intellectual Property does not infringe, misappropriate, violate or dilute, and is not alleged to infringe, misappropriate, violate or dilute, any trademark, copyright, patent, moral right or other proprietary right of any Person, and the Company has no Knowledge of any pending or threatened Legal Proceeding with respect thereto; (f) the Company is not aware of any party infringing, misappropriating, or diluting the Company’s rights with respect to the Company’s Intellectual Property; (g) the Company has taken all action necessary to protect the Company’s Intellectual Property, other than where the failure to take such actions would not have a Material Adverse Effect. Notwithstanding the foregoing, certain third-parties have in the past and may in the future, in the ordinary course of business, without the authorization of the Company and in contravention of the GEAR BUBBLE terms of services, upload or post content to the GEAR BUBBLE platform which infringes, violates or dilutes the proprietary rights of certain other third parties (the “Infringing Content”). The Company may receive cease and desist letters or similar communications with respect to such occurrences, following which the Company will remove such Infringing Content.

OperationsUntil the Termination Date, the Company will not engage in any operations or enter into any Contract, other than in the ordinary course of business or as required to consummate the transactions contemplated by this Agreement.

Investment RepresentationsThe Shareholder:

will acquire their respective portion of the Transfer Shares and the BRGO Incentive Common Shares, for investment for their own accounts, subject to the Transfer Restrictions set forth in Article V, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing such Transfer Shares or the BRGO Incentive Common Shares except as permitted by this Agreement, and in compliance with all Laws;

understands that their ownership of the Transfer Shares may or may not result in profits or distributions to the Shareholder;

has consulted with their tax and financial advisors, and understands the potential tax implications of acquiring a direct or indirect interest in the Transfer Shares;

understands that the Transfer Shares (i) are subject to the Transfer Restrictions, and may not be sold except as permitted by this Agreement, and applicable federal and state securities laws,  and (ii) are characterized as “restricted securities” under the Securities Act, acquired in a transaction not involving a registered offering in reliance upon exemptions from certain requirements of the Securities Act.

is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act;

consents to the placement of a restrictive legend on any certificate or other document evidencing the Transfer Shares as permitted by Section 5.5;

has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Person’s interests in connection with the transactions contemplated by this Agreement;

has consulted, to the extent that it has deemed necessary, with their tax, legal, accounting and financial advisors concerning the Transfer Shares, and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Transfer Shares;

has had access to the SEC Reports, has been furnished or has had access to all public information relating to Parent sufficient for such Person to evaluate the risks of investing in Parent and Merger Sub by acquiring an interest in the Transfer Shares; has been afforded the opportunity to ask questions of and receive answers concerning Parent and Merger Sub and the terms and conditions of this Agreement;

is not relying on any representations and warranties concerning Parent and Merger Sub or any officer, employee or agent of Parent and Merger Sub, other than those contained in this Agreement or the SEC Reports;

will not sell or otherwise transfer the Transfer Shares, except as permitted by this Agreement, and either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available;

understands and acknowledges that Parent and Merger Sub are under no obligation to register, or maintain the registration of the Transfer Shares under the Securities Act;

has confirmed that such Person’s address furnished on the signature page hereto is the principal residence if he is an individual or its principal business address if it is a corporation or other entity;

understands and acknowledges that the Transfer Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Parent and Merger Sub that has been supplied to such Person is not acquiring its interest the Transfer Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

DisclosureNo representation or warranty of the Company contained in this Agreement and no statement or disclosure made by or on behalf of the Company to Parent and Merger Sub pursuant to this Agreement or any other Transaction Document contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Continued AccuracyThe foregoing representations and warranty will be true and correct on the Closing Date.   The Company’s acceptance of the Transfer Shares shall constitute the Company’s confirmation, and certification by its manager, that the foregoing representations and warranties are true and correct as of the Closing Date.

RelianceThe Company and the Shareholder understand that the transfer of the Transfer Shares and the BRGO Incentive Common Shares is being made in reliance upon the truth and accuracy of the foregoing representations and warranties so that Merger Sub may determine the applicability and availability of various exemptions upon which Parent is relying in transferring the 49,000 shares of Merger Sub and in issuing the BRGO Incentive Common Shares.

SurvivalThe Company’s and the Shareholder’s representations, warranties and agreements shall survive the execution and delivery of this Agreement.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly each hereby represent and warrant to the Company as follows:

Organization and QualificationThe Merger Sub is a corporation recently formed by Parent for the purpose of the Merger, and is duly organized, validly existing and in good standing under the laws of the state of Wyoming, has all requisite corporate authority and power, licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which it conducts business. Parent is duly organized, validly existing and in good standing under the laws of the state of Wyoming, has all requisite corporate authority and power, licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which it conducts business.

AuthorityEach of Parent and Merger Sub has all requisite authority and power, licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which Parent and Merger Sub, as applicable, is a party, and any other certificate, agreement, document or instrument to be executed and delivered by Parent and Merger Sub, as applicable, in connection with the transactions contemplated by this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub, as applicable, and the performance of each such party’s obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Merger Sub.  Neither Parent nor Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for Parent and Merger Sub, as applicable, to execute, deliver or perform its obligations pursuant to this Agreement or the transactions contemplated hereby.  This Agreement and each of the Transaction Documents to which Parent and Merger Sub, as applicable, is a party has been duly and validly authorized and approved, executed and delivered by Parent or Merger Sub, respectively.

Binding Obligations

This Agreement and each of the Transaction Documents constitute the legal, valid and binding obligations of Parent and Merger Sub enforceable against them in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

No ConflictsThe execution or the delivery of this Agreement or any Transaction Document, and the consummation or performance of the transactions contemplated hereby or thereby will not, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of Parent’s or Merger Sub’s Organizational Documents, (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree of any Governmental Authority or any rule or regulation of the Principal Market applicable to Parent or Merger Sub or the Merger Sub’s shareholders, or by which Parent or Merger Sub or any of their respective assets and properties are bound or affected, (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of Parent or Merger Sub under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a

Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of Parent or Merger Sub under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which Parent or Merger Sub, as applicable, is a party or by which Parent or Merger Sub or any of their assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Parent or Merger Sub or that otherwise relate to the business of, or any of the properties or assets owned or used by, Parent or Merger Sub.

Organizational Documents

Merger Sub has delivered or made available to the Company a true and correct copy of Merger Sub’s Organizational Documents, including its Articles of Incorporation and Articles of Amendment. The Merger Sub is not in violation of any of the provisions of the Merger Sub’s Organizational Documents.

CapitalizationThe authorized capital stock of Merger Sub is 100,000 shares of common stock, all of which is issued and owned by Parent.  The authorized capital stock of Parent consists of 3,000,000,000 shares of common stock, par value $0.00001, 521,083,502 of which is issued and outstanding as of the date hereof; 75 shares of Series A Preferred Stock, par value $0.00001, 75 of which is issued and outstanding as of the date hereof; 4,900 shares of Series B Preferred Stock, par value $0.00001, 3,000 of which is issued and outstanding as of the date hereof; and 5 shares of Series C Preferred Stock, par value $0.00001, 5 of which is issued and outstanding as of the date hereof.  All outstanding shares of the capital stock of Merger Sub and Parent are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law applicable to Merger Sub or Parent, or any Contract to which the Merger Sub or Parent is a party or otherwise bound.

On the Closing Date, the Transfer Shares will be duly authorized validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the holder of such Transfer Shares, and restrictions on transfer imposed by this Agreement, by Merger Sub’s Articles and Certificate of Designation, and the Securities Act. When issued in accordance with the terms and provisions of this Agreement, the BRGO Incentive Common Shares will be duly authorized validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the holder of such BRGO Incentive Common Shares, and restrictions on transfer imposed by this Agreement and the Securities Act.

Compliance with Laws; Legal ProceedingsThe business and operations of Parent and Merger Sub have been and are being conducted, in all material respects, in accordance with all applicable Laws and Orders.  There is no agreement, judgment or Order binding upon Parent or Merger Sub which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any current business practice of Parent or Merger Sub.

No Brokers or FindersNo agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any agreement, action or commitment of Parent or Merger Sub, or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

ContractsNeither Parent nor Merger Sub is in violation of or in default under any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of Parent or Merger Sub.

Tax MattersTax Returns.  Merger Sub was formed recently, has not engaged in business operations and is not required to file a Tax Return.  Parent has filed all Tax Returns required to be filed by or on behalf of Merger Sub, as applicable, and has paid all Taxes of Merger Sub, as applicable, required to have been paid (whether or not reflected on any Tax Return).  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to Merger Sub that Merger Sub is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquisition Sub’s property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to Merger Sub for any period (or portion of a period) that would affect any period after the date hereof.

No Adjustments, Changes.  Neither Merger Sub nor any other Person on behalf of Merger Sub (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

No Disputes.  Notwithstanding Parent’s obligation to file its financial statements quarterly with the SEC, there is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of Merger Sub, nor is any such claim or dispute pending or contemplated.

No Tax Allocation, Sharing.  Merger Sub is not and has not been a party to any Tax allocation or sharing agreement.

No Other Arrangements.  Merger Sub is not a party to any Contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  Merger Sub is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  Merger Sub does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  Merger Sub does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, Merger Sub has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  Merger Sub is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

SEC ReportsParent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC, pursuant to the Exchange Act (the “SEC Reports”).

As of their respective dates, the SEC Reports and any registration statements filed by Parent under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Internal Accounting ControlsParent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Transactions With Affiliates and EmployeesExcept as disclosed in the SEC Reports, no officer, director, employee or stockholder of Parent or any Affiliate of any such Person, has or has had, either directly or indirectly, an interest in any transaction with Parent (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of Parent, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

LiabilitiesMerger Sub has no liabilities in excess of $25,000, and there is no Legal Proceeding pending, or to the Knowledge of Merger Sub threatened against Merger Sub, that would reasonably be expected to give rise to any Liability.  Merger Sub is not a guarantor nor is otherwise liable for any debt or obligation of any other Person.

Non-Public InformationNeither Parent, nor Merger Sub nor any Person acting on their behalf has provided the Seller or their respective agents or counsel with any information that Parent or Merger Sub believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by

BRGO in a current report on Form 8-K filed by the Acquisition Sub within four (4) Business Days after the Closing.

SurvivalParent’s and Merger Sub’s representations, warranties and agreements shall survive the execution and delivery of this Agreement.

ADDITIONAL AGREEMENTS

Access to InformationMerger Sub shall afford the Company its accountants, counsel and other representatives (including the Equity Recipients), reasonable access, during normal business hours, to the properties, books, records and personnel of Merger Sub at any time prior to the Closing in order to enable the Company and the Equity Recipients to obtain all information concerning the business, assets and properties, results of operations and personnel of Merger Sub as they may reasonably request.  No information resulting from such investigation shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of Merger Sub to consummate the transactions contemplated hereby.

Legal RequirementsThe Parties shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other Parties to the extent necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

Seller AuditsPrior to the Closing and within 71 days of the date of this Agreement, any audit(s) reasonably requested by Parent for the fiscal years ending December 31, 2018 and December 31, 2019, and December 31, 2020 (the “Company Audits”) shall be performed and completed by a PCAOB registered auditing firm and the costs of the Company Audits shall be borne by Parent.

Tax MattersThe Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).  The parties to this Agreement shall prepare all Tax Returns, and take actions in the course of any Tax audit, Tax review or Tax litigation relating thereto, consistent with the foregoing Intended Tax Treatment unless and to the extent of any “determination” under Section 1313(a) of the Code.  Notwithstanding the foregoing, except as provided in the immediately following paragraph, Parent makes no representations or warranties to any holders of any Company Capital Stock or any other Person regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any such holder or other Person, with respect to this Agreement, the Merger or any of the other transactions contemplated hereby.  The Company acknowledges that the Company and the Company’s stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

POST CLOSING COVENANTS

GeneralIn case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

LitigationIn the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Merger Sub or the Company, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available any personnel under their control, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

Public AnnouncementsParent shall file with the SEC a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the signing of this Agreement, and another Form 8-K not more than four (4) business after the Closing.

CONDITIONS TO CLOSING

Conditions to Obligation of the Parties GenerallyThe Parties shall not be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any Legal Proceeding shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) any Law or Order which would have any of the foregoing effects shall have been enacted or promulgated by any Governmental Authority.

Conditions to Obligations of the Company and ShareholderThe Company and the Shareholder’s obligations to consummate the transactions are contingent upon the following conditions precedent, or their waiver thereof:

The satisfaction of the Company and the Shareholder with respect to the results of the legal, accounting and business due diligence investigation of Parent and Merger Sub to be performed by the attorneys, accountants and representatives of the Company and the Shareholder, as the case may be;

The satisfaction of the Company and the Shareholder with the terms and conditions in this Agreement and the Transaction Documents, and any ancillary documents carrying out the terms of the Merger as set forth therein, respectively;

All representations and warranties of Parent and Merger Sub contained in this Agreement will be true and correct at and as of the date of this Agreement and at and as of the Closing Date.

Parent and Merger Sub will have performed and satisfied all agreements and covenants required by this Agreement to be performed by Parent and Merger Sub before or on the Closing Date;

Parent and Merger Sub will have delivered to the Company all of the Transaction Documents and any ancillary documents carrying out the terms of the Merger, other than such documents and agreements that the Company agrees may be provided following the Closing;

Parent and Merger Sub obtaining of all necessary and material governmental and third-party consents and approvals; and

the absence of any material adverse change in Parent’s or Merger Sub’s or any of their respective subsidiaries’ or affiliates’ condition, assets, operations or business prospects.

Conditions to Obligations of Parent and Merger Sub. Parent and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement is contingent upon the following conditions precedent, or its waiver thereof:

Parent and Merger Sub’s satisfaction with the results of the legal, accounting and business due diligence investigation of the Company and the Shareholder, to be performed by Parent’s attorneys, accountants and representatives;

Parent’s satisfaction with the terms and conditions in the this Agreement and the Transaction Documents, and any ancillary documents carrying out the terms of the Merger as set forth therein, respectively;

The Company and the Shareholder’s obtaining of all necessary and material governmental and third-party consents and approvals;

Completion of the Company Audits;

The absence of any material adverse change in the Company’s condition, assets, operations or business prospects, to be verified by updated reports provided by the Company by June 29, 2021. The Company will provide the following financial reporting as of May 31st., to include Current Revenue YTD, with P&L and Balance Sheets, Current Debt or Payables, Current Balances in Bank Accounts for Operations. This same financial reporting will be due for the month of June, 15 days after closing. The Integration Plan of moving the assets over into Merger Sub, Contact Information for all bank accounts, Access for Berge Abajian and his designee’s approved by Parent into all systems, accounts, and platforms, confirmation of the status of the changes with the Facebook and Google Algorithms and its effect on Parent’s business shall take place during the 30 day integration period; with account access to be given to Parent on the day of Closing.

Confirmation that the Company or the Shareholder has paid off all of the Liabilities set forth on Schedule C.

TERMINATION

Grounds for TerminationAnything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

by the mutual written agreement of the Parties;

upon written notice of termination from Parent to the Company if the Closing has not occurred on or prior to the Termination Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Parent or Merger Sub to perform any material obligation to be performed by Parent  pursuant to this Agreement at or prior to the Closing;

upon written notice of termination from the Company to Parent and Merger Sub if the Closing has not occurred on or prior to the Termination Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of the Company or the Shareholder to perform any material obligation to be performed by the Company or the Shareholder pursuant to this Agreement at or prior to the Closing;

by either Party, upon written notice of termination, if: (i) a Governmental Authority of competent jurisdiction shall have issued a final non-appealable Order, or shall have taken any other action having the effect of, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or (ii) if an event or condition renders it impossible to satisfy a condition precedent to the terminating Party’s obligation to consummate the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section shall not be available to a Party if such event was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

Procedure and Effect of TerminationIn the event of the termination of this Agreement (a) each Party will return all documents, work papers and other material of the other Party relating to this Agreement and the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that each Party may retain one copy of all such documents for archival purposes in the custody of its outside counsel and (b) all filings, applications and other submission made by any Party to any Person, including any Governmental Authority, in connection with the transactions contemplated hereby shall, to the extent practicable, be withdrawn by such Party from such Person.

SURVIVAL; INDEMNIFICATION

SurvivalAll representations, warranties, covenants, and obligations in this Agreement shall survive the Closing, subject to Section 12.4 below.  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Indemnification by the Company and the ShareholderThe Company and the Shareholder shall indemnify, defend and hold harmless Parent, Merger Sub, and their Representatives, from and against all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Damages”) arising, directly or indirectly, from or in connection with:

any breach (or alleged breach) of any representation or warranty made by the Company or the Shareholder in this Agreement or any Transaction Document or in any certificate delivered by the Company pursuant to this Agreement;

any Liability of the Company as of the Closing, (including specifically any tax liability not known on the date of the Closing, but which is later assessed against the Company for any tax period prior to the date of the Closing), other than Current Liabilities; or

any claim or allegation that any Person is entitled to any amount in connection with the Merger (other than, with respect to the Shareholder, the consideration allocable to the Shareholder in accordance with Sections 2.3, 2.4, 2.5 and 3.1).

Indemnification by Parent and Merger Sub.  Parent and Merger Sub shall indemnify, defend and hold harmless the Company, the Shareholder, and their respective Representatives, from and against all Damages arising, directly or indirectly, from or in connection with: (a) any breach (or alleged breach) of any representation or warranty made by Parent or Merger Sub in this Agreement or any Transaction Document or in any certificate delivered by Parent or Merger Sub pursuant to this Agreement; or (b) any claim with respect to the Transfer Shares or BRGO Incentive Common Shares.

Limitation on Survivability and Liability.  The representations and warranties contained in this Agreement and the Transaction Documents by the Parties, and the respective indemnification obligations set forth in this Article XII, shall survive the Closing for twelve (12) months. The only post-Closing remedy for any breach thereof (other than fraud) on the part of the Company or the Shareholder during such period shall be limited to the Indemnification Escrow Amount and will be recovered by Parent, Merger Sub and their Representatives as an offset against the Final Installment Payments.  If the Company is not obligated to indemnify Parent, Merger Sub or their Representatives for a claim brought on or prior to the twelve (12) month anniversary of the Closing, or if the aggregate amounts for which Company has an obligation to indemnify Parent, Merger Sub or their Representatives for any such claims is, in the aggregate, less than the Indemnification Escrow Amount, any balance in the Indemnification Escrow Amount shall be paid to the Shareholder in accordance with the terms and provisions of Section 2.4. Other than as described in the prior sentence, there will be no post-Closing remedies, indemnification, or other liability on the part of the Seller or the Shareholder pursuant to this Agreement or the Transaction Documents, except in the event of fraud.

Matters Involving Third Parties.

If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification by the other Party pursuant to Section 12.2 or 12.3 above (the “Indemnifying Party”), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.5(b): (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

In the event any condition in Section 12.5(b) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XII.

Exclusive RemedyThe Parties acknowledge and agree that the indemnification provisions in this Article XII hereof shall be the exclusive remedies of the Parties with respect to the transactions contemplated by this Agreement, other than for fraud and willful misconduct.

MISCELLANEOUS

ExpensesExcept as otherwise expressly provided in this Agreement, including pursuant to Section 8.3, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

ConfidentialityThe Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another Person in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any required filing with the SEC, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings, or (d) such information is contained in a press release or similar announcement approved by the  other Parties hereto; provided, however, that in the case of any disclosure pursuant to clause (b) or clause (c), the Party intending to disclose such information shall provide reasonably advanced notice to the Party whose information will be disclosed.  If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy all of such written information each party has regarding the other Parties.

NoticesAll notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) Business Days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or other electronic means, including email, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day.  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day following the day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to Parent or Merger Sub, to:	GEAR BUBBLE TECH, INC. 12 Daniel Road East Fairfield, NJ 07004 Attention: Berge Abajian Email: berge@bergio.com

If to the Company or the Shareholder, to:	GEARBUBBLE, INC. 7000 Smoke Ranch Rd Suite 175 Las Vegas, NV 89128 Attention: Don Wilson Email: donaldwilson23@gmail.com
Copy to Craig Lang: Email: Craig.Lang@dlapiper.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Further AssurancesThe Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

WaiverThe rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Entire Agreement and ModificationThis Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

Assignments, Successors, and No Third-Party RightsNo Party may assign any of its rights under this Agreement without the prior consent of the other Parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  Except as set forth in Article XIII hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

SeverabilityIf any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section HeadingsThe headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

ConstructionThe Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless otherwise expressly provided, the word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

CounterpartsThis Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Specific PerformanceEach of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, other than with respect to Article VI and Article VII, and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.13 below), in addition to any other remedy to which they may be entitled, at Law or in equity.

Governing Law; Submission to JurisdictionThis Agreement shall be governed by and construed in accordance with the Laws of the State of Wyoming without regard to conflicts of Laws principles.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Wyoming, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.3 above.  Nothing in this Section 13.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Waiver of Jury TrialEACH OF THE PARTIES HEREBY IRREVOCABLY WANES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

MERGER SUB: GEAR BUBBLE TECH, INC. By: _________________________ Name: Berge Abajian Title: President	EQUITY RECIPIENTS: KANE FAMILY TRUST By: _____________________ Suzette Lynn Kane, Trustor
PARENT: BERGIO INTERNATIONAL, INC. By: _________________________ Name: Berge Abajian Title: Chief Executive Officer	MARTIN CRUMLISH AND ANNETTE CRUMLISH By: _____________________ Martin Crumlish By: _____________________ Annette Crumlish
COMPANY: GEARBUBBLE, INC. By: _________________________ Name: Donald Wilson Title: President	KREATE VENTURES FZE By: _____________________ Ankur Shukla, Authorized Signatory
SHAREHOLDER: _____________________________ Donald Wilson	_____________________ Leon Apel

Schedule A

Equity Recipients

Name	Percentage	Transfer Shares
Donald Wilson	91.9640%	45,063
Kane Family Trust	2.2577%	1,106
Martin Crumlish and Annette Crumlish	2.7782%	1,361
Kreate Ventures FZE	1.5000%	735
Leon Apel	1.5000%	735
Total		49,000

Schedule B

Revenue and Net Income Benchmarks

REVENUE AND NET INCOME BENCHMARKS TO BE MET BY ACQUISITION SUB IN ORDER FOR THE SHAREHOLDERS TO EARN BRGO INCENTIVE COMMON SHARES

For 12 Months Following Closing (“Year One”):

$40 million Topline Revenue, $2 Million Net Income = 5 Million Shares of Common Stock

$50 Million Topline Revenue, $2.5 Million Net Income = 10 Million Shares of Common Stock

$60 Million Topline Revenue, $3 Million Net Income = 17.5 Million Shares of Common Stock

$70 Million Topline Revenue $3.5 Million Net Income = 27.5 Million Shares of Common Stock

$80 Million Topline Revenue $4 Million Net Income = 35 Million Shares of Common Stock

$90 Million Topline Revenue $4.5 Million Net Income = 42.5 Million Shares of Common Stock

$100 Million Topline Revenue $5 Million Net Income = 50 Million Shares of Common Stock

For 12 Months After Year One (“Year Two”):

$50 Million Topline Revenue, $2.5 Million Net Income = 5 Million Shares of Common Stock

$60 Million Topline Revenue, $3 Million Net Income = 10 Million Shares of Common Stock

$70 Million Topline Revenue $3.5 Million Net Income = 15 Million Shares of Common Stock

$80 Million Topline Revenue $4 Million Net Income = 20 Million Shares of Common Stock

$90 Million Topline Revenue $4.5 Million Net Income = 25 Million Shares of Common Stock

$100 Million Topline Revenue $5 Million Net Income =  35 Million Shares of Common Stock

For 12 Months After Year Two (“Year Three”):

$60 Million Topline Revenue, $3 Million Net Income =  5 Million Shares of Common Stock

$65 Million Topline Revenue, $3.25 Million Net Income =  7.5 Million Shares of Common Stock

$70 Million Topline Revenue $3.5 Million Net Income =  10 Million Shares of Common Stock

$75 Million Topline Revenue $3.75 Million Net Income =  12.5 Million Shares of Common Stock

$80 Million Topline Revenue $4 Million Net Income =  15 Million Shares of Common Stock

$90 Million Topline Revenue $4.5 Million Net Income =  20 Million Shares of Common Stock

$100 Million Topline Revenue $5 Million Net Income =  25 Million Shares of Common Stock

Schedule C

Liabilities

The following currently existing liabilities shall be paid off by Gear Bubble or the Shareholder prior to the Closing of the Acquisition.

Any tax liability owed by Gear Bubble through the date of the Closing;

Any monies owed to Equity Recipients whose shares of Gear Bubble are being purchased by the Company.

Exhibit 1

NV Articles of Merger

Exhibit 2

WY Articles of Merger